EXHIBIT 99.1

       KITTY HAWK ANNOUNCES VOLUNTARY CHAPTER 11 FILING FOR REORGANIZATION

DALLAS - MAY 1, 2000 - Kitty Hawk, Inc. (Nasdaq:KTTYE) today announced that the company has filed voluntary petitions for protection under the Chapter 11 Bankruptcy Code for the company and all of its subsidiaries. The petitions were filed in U.S. Bankruptcy Court, Northern District of Texas, Fort Worth Division, case number 400-42141-BJH.

The company filed for Chapter 11 protection to seek a financial reorganization. Under Chapter 11, the company and its subsidiaries, will seek to continue to operate their businesses in the ordinary course under the protection of the bankruptcy court while seeking to finalize a plan of reorganization to implement its anticipated restructuring.

The company also announced that Conrad Kalitta has resigned from the Board of Directors, effective Saturday, April 29, 2000.

In addition, the company announced that, as part of the previously announced suspension of service of its Kitty Hawk International division, the company is no longer operating its daily scheduled service between Los Angeles and Honolulu, Hawaii inter-island service, and weekly service around the Pacific Rim.

Kitty Hawk, Inc. provides scheduled overnight air cargo service through its hub in Fort Wayne, Indiana, and also provides ACMI aircraft charter services and air charter logistics management services. The Company trades on the NASDAQ stock market under the symbol KTTYE. For more information on the Company, visit Kitty Hawk's Web site at www.kha.com.

THIS RELEASE MAY CONTAIN FORWARD-LOOKING STATEMENTS RELATING TO FUTURE FINANCIAL RESULTS OR BUSINESS EXPECTATIONS. BUSINESS PLANS MAY CHANGE AS CIRCUMSTANCES WARRANT. ACTUAL RESULTS MAY DIFFER MATERIALLY AS A RESULT OF FACTORS OVER WHICH THE COMPANY HAS NO CONTROL. SUCH FACTORS INCLUDE, BUT ARE NOT LIMITED TO:
WORLD-WIDE BUSINESS AND ECONOMIC CONDITIONS; ACQUISITIONS, RECRUITING AND NEW BUSINESS SOLICITATION EFFORTS; PRODUCT DEMAND AND THE RATE OF GROWTH IN THE AIR CARGO INDUSTRY; THE IMPACT OF COMPETITORS AND COMPETITIVE AIRCRAFT AND AIRCRAFT FINANCING AVAILABILITY; THE ABILITY TO ATTRACT AND RETAIN NEW AND EXISTING CUSTOMERS; JET FUEL PRICES; NORMALIZED AIRCRAFT OPERATING COSTS AND RELIABILITY, AIRCRAFT MAINTENANCE DELAYS AND DAMAGE, AND REGULATORY ACTIONS. THESE RISK FACTORS AND ADDITIONAL INFORMATION ARE INCLUDED IN THE COMPANY'S REPORTS ON FILE WITH THE SECURITIES AND EXCHANGE COMMISSION.

Contact:    Kitty Hawk, Inc.
            Heather I. Fedele
            972/456-2358